Exhibit 99.1

Quantum Technologies Reports Fiscal 2008 First Quarter Financial Results

Irvine, CA – September 14, 2007 – Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2008 first quarter ended July 31, 2007. Conference call information is provided below.

First Quarter ended July 31, 2007

Consolidated net revenue declined $11.5 million to $30.4 million in the first quarter of fiscal 2008 compared to $41.9 million in the first quarter of fiscal 2007. The decrease in consolidated net revenue is the result of a $8.0 million decrease in revenues within the Tecstar Automotive Group segment and a $3.5 million decrease within the Quantum Fuel System segment.

The Company’s consolidated operating loss increased from $12.5 million in the first quarter of fiscal 2007 to $70.8 million in the first quarter of fiscal 2008. The operating loss includes $58.9 million in write-downs related to impairment of tangible and intangible assets in connection with a possible transaction involving the Tecstar Automotive segment based on reducing the book value of the segment to its fair value. Absent the impairment charge, all three operating segments – Tecstar, Quantum and Corporate – reported an improvement in operating loss compared to the first quarter in fiscal 2007. The improvement for both Tecstar and Quantum was directly related to continued cost reduction measures, partially offset by the lower revenue base.

Compensation expense related to the adoption of Statement of Financial Accounting Standards (SFAS) No.123(R), “Share-Based Payment,” was $0.9 million and depreciation and amortization expense during the first quarter was $2.9 million.

Revenues for the Tecstar Automotive Group operating segment for the first quarter of fiscal 2008 were $26.9 million compared to $34.9 million in the first quarter of fiscal 2007. Product sales for the Tecstar Automotive Group segment totaled $25.0 million during the first quarter of fiscal 2008, consisting of $13.7 million in automotive assembly revenues, $7.9 million in automotive OEM accessory parts revenues, and other product sales of $3.4 million. In comparison, product sales for the Tecstar Automotive Group segment totaled $33.9 million during the first quarter of fiscal 2007, consisting of $17.6 million in automotive assembly revenues, $12.8 million in automotive OEM accessory parts revenues, and other product sales of $3.5 million. Contract revenue for the Tecstar Automotive Group was $1.9 million in the first quarter of fiscal 2008 compared to $1.0 million for the first quarter of fiscal 2007, an increase primarily related to engineering services provided to Force Protection, Inc. for assistance in Force Protection’s Mine Resistant Ambush Protection (MRAP) armored vehicle programs with the U.S. military. Tecstar’s operating loss increased from $5.4 million to $64.0 million, including the $58.9 million impairment charge discussed above.

Quantum Fuel Systems operating segment revenues during the first quarter of fiscal 2008 were $3.5 million compared to $7.1 million in the prior year’s first quarter. This decrease was primarily due to the end of the General Motors’ North American natural gas pick-up truck program in November 2006. Product sales during the first quarter of fiscal 2008 primarily consisted of hydrogen fuel storage systems to be used in General Motors’ fuel cell vehicle program and sales of hydrogen-fueled Toyota Prius hybrid vehicles. Despite lower revenues, this segment’s operating loss decreased from $3.0 million for the first quarter of fiscal 2007 to $2.9 million for first quarter of fiscal 2008.

Possible Transaction of Tecstar Automotive Group

Management engaged a financial advisor to perform an assessment of strategic options for the Tecstar subsidiary and to solicit offers in the open market for a sale of the subsidiary. Based upon the results of this assessment and indications of interest, the Company determined that the net assets of the Tecstar Automotive Group segment were impaired in the amount of approximately $58.9 million. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the balance of all goodwill and intangible assets of the segment have been written-off in addition to a $9.6 million estimated impairment charge recognized for property and equipment for the period ended July 31, 2007.

As a result of the impairment of all intangible assets of the Tecstar Automotive segment as of July 31, 2007, the deferred tax liability associated with this segment was eliminated with a corresponding tax benefit recognized in the amount of $4.9 million.

The Company’s net loss increased from $13.4 million, or $0.23 a share, in the first quarter of fiscal 2007 to $66.8 million, or $0.94 a share, in the first quarter of fiscal 2008.

Alan P. Niedzwiecki, President and CEO, stated, “The Company’s operating performance was obviously impacted by the impairment charges related to indications of interest for Tecstar. We did see improvement on the cost structure and continue to evaluate the Company’s costs as it relates to future strategic and business opportunities.”

Mr. Niedzwiecki continued, “Quantum has made recent announcements regarding new programs and joint venture relationships for development of specialty vehicles, including arrangements with Ford Motor Company, Force Protection and Fisker Coachbuild. We anticipate recognizing meaningful revenue streams from these opportunities in fiscal 2008. We also expect higher levels of Quantum Fuel System product sales for the remainder of fiscal 2008 as we increase production of hydrogen fuel storage systems under our purchase order with General Motors and anticipated higher sales of hydrogen hybrid vehicles. Additionally, we expect contract revenues to be higher in fiscal 2008 compared to fiscal 2007 as a result of new hydrogen development programs with our OEM customers and expanding military programs.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2006	2007
Revenue:
Net product sales	$38,437,273	$26,505,133
Contract revenue	3,506,126	3,931,102

Total revenue	41,943,399	30,436,235

Costs and expenses:
Cost of product sales	36,879,668	25,804,558
Research and development	5,658,503	5,082,554
Selling, general and administrative	10,781,957	10,363,819
Amortization of intangibles	1,134,183	1,117,340
Impairment of long-lived assets	—	58,900,000

Total costs and expenses	54,454,311	101,268,271

Operating loss	(12,510,912)	(70,832,036)

Interest expense, net	(961,350)	(1,316,936)
Minority interest in losses of subsidiaries	286,145	373,622
Other income (expense), net	14,160	(12,692)

Loss from continuing operations before income taxes	(13,171,957)	(71,788,042)

Income tax benefit	121,439	4,942,472

Net loss from continuing operations	(13,050,518)	(66,845,570)

Loss from discontinued operations	(374,995)	—

Net loss	$(13,425,513)	$(66,845,570)

Net loss per share - basic and diluted	$(0.23)	$(0.94)

Number of shares used in per share calculation - basic and diluted	57,655,500	71,351,281

Cash Flow Information:
Depreciation and amortization	$2,989,143	$2,854,330
Cash provided by (used in) operating activities	923,753	(12,697,033)
Capital expenditures	(3,242,677)	(405,916)

	April 30, 2007	July 31, 2007
Balance Sheet Information:
Cash and cash equivalents	$4,018,986	$4,951,644
Restricted cash and marketable securities	1,000,000	1,000,000
Property & equipment, net	18,700,342	7,715,307
Goodwill & intangibles, net	89,268,715	38,890,872
Total assets	167,543,370	106,234,374
Current liabilities	39,122,518	36,150,425
Long-term debt	45,704,394	40,525,416
Working capital	17,336,729	20,491,248

Financial Results Call Scheduled:

Friday, September 14, 2007, 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Conference Call Number: (706) 643-3625, ID # 16550548

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 23, 2007 at 11:59 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by September 20, 2007: http://www.qtww.com/investors/conference_calls/.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, Lockheed Martin and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, estimated impairment loss on tangible and intangible assets, future growth in customers and development programs, the possible sale of Tecstar, the development and commercialization of fuel cell and hybrid vehicles and applications, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from cost reduction programs, general and administrative expenses; the proposed sale of Tecstar and the terms thereof; costs and potential litigation associated with the acquisition and/or proposed sale of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2007 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email: DRasmussen@qtww.com

+1-206-315-8242

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

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17872 Cartwright Road, Irvine, CA 92614

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